                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         Arizona Public Service Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                          N/A
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                                          N/A
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                          N/A
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                          N/A
        ------------------------------------------------------------------------

     (5)  Total fee paid:

                                          N/A
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

                                          N/A
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

                                          N/A
        ------------------------------------------------------------------------

     (3)  Filing Party:

                                          N/A
        ------------------------------------------------------------------------

     (4)  Date Filed:

                                          N/A
        ------------------------------------------------------------------------

                         ARIZONA PUBLIC SERVICE COMPANY
                                 P.O. BOX 53999
                          PHOENIX, ARIZONA 85072-3999
                           NOTICE AND PROXY STATEMENT
     FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 16, 1995

To the Shareholders:

     The seventy-fifth annual meeting of shareholders of Arizona Public Service Company (the "Company") will be held at the offices of the Company at 400 North Fifth Street in Phoenix, Arizona, on Tuesday, May 16, 1995, at 10:00 a.m., for the following purposes:

     1. To elect a Board of Directors to serve for the ensuing year or until their successors are elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Company's Board of Directors. The cost of solicitation, which will be by mail, will be borne by the Company. It is also anticipated that brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock held in their names.

     So far as management is aware, the matters set out in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the Proxy Committee named in the enclosed proxy will vote thereon in accordance with its judgment.

     The management of the Company cordially invites you to attend the meeting.

                                              By order of the Board of Directors
                                                                 NANCY C. LOFTIN
                                                                       Secretary

Approximate date of mailing to shareholders:
April 14, 1995

                                   IMPORTANT!

SHAREHOLDERS ARE EARNESTLY REQUESTED TO DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES. YOU ARE ENTITLED TO REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED AND VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

                             ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed proxy to vote for the nominees listed below to serve as members of the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. If, between the mailing of this Proxy Statement and the meeting date, any such individual becomes unavailable to serve (which is not anticipated), the proxies may be voted for a person properly nominated or the number of directors to be elected will be reduced accordingly. The following information has been furnished by the respective nominees as of March 24, 1995. Pinnacle West Capital Corporation, the parent of the Company, is referred to herein as "Pinnacle West."

                                    NOMINEES

                                                                               DATE FIRST
          NAME, AGE, BUSINESS EXPERIENCE, AND DIRECTORSHIPS                 BECAME A DIRECTOR
- ---------------------------------------------------------------------------------------------
KENNETH M. CARR, 70, is retired. Between June 1991 and August 1991,             December 1991
Mr. Carr acted as Special Assistant to the Nuclear Regulatory
Commission (NRC). From August 1986 to June 1991, he served as a commissioner of the NRC, holding the position of Chairman during the last two years of his term. Prior to serving as a commissioner, Mr.
Carr was a career naval officer, retiring in 1985 as a Vice
Admiral.(1)

O. MARK DEMICHELE, 61, is President and Chief Executive Officer of the         September 1982
Company. Mr. DeMichele was elected President and Chief Operating
Officer of the Company in 1982 and became Chief Executive Officer in
January 1988. Mr. DeMichele is also a director of Pinnacle West.

MARTHA O. HESSE, 52, is President of Hesse Gas Company and Dolan                December 1991
Energy Corporation, Houston, Texas (marketing of gas and other fuels).
In 1990, Ms. Hesse served as Senior Vice President of First Chicago
Corporation (financial services), and from 1986 to 1989, she was
Chairman of the Federal Energy Regulatory Commission. Ms. Hesse is
also a director of Pinnacle West, Sithe Energies, Inc., Health
Funding, Mutual Trust Life, and American Natural Resources Company, a
subsidiary of Coastal Corp.

MARIANNE MOODY JENNINGS, 41, is a Professor of Legal and Ethical                   March 1987
Studies in Business at the College of Business, Arizona State
University, where she has worked for more than five years. In addition, Ms. Jennings is a textbook author, and since 1977 she has been a consultant for various firms. Ms. Jennings is also a columnist for The Arizona Republic.

ROBERT G. MATLOCK, 61, has, since 1984, been an independent management             April 1993
consultant to various governmental agencies involved in developing nuclear energy resources and to utilities operating nuclear
facilities.

                                                                               DATE FIRST
          NAME, AGE, BUSINESS EXPERIENCE, AND DIRECTORSHIPS                 BECAME A DIRECTOR
- ---------------------------------------------------------------------------------------------
JARON B. NORBERG, 57, has, for over five years, served as Executive                 July 1986
Vice President and Chief Financial Officer of the Company.

JOHN R. NORTON III, 66, is Chairman of the Board and Chief Executive             January 1984
Officer of J.R. Norton Company (agricultural production), Phoenix,
Arizona. Mr. Norton resigned as a director of the Company in May 1985 to accept appointment as U.S. Deputy Secretary of Agriculture, a position he held until February 1986. In February 1986 he was re-elected as a director of the Company. Mr. Norton is also a director of Pinnacle West, Aztar Corporation (casino hotels), and Terra
Industries Inc. (agricultural chemicals).

WILLIAM J. POST, 44, is Senior Vice President and Chief Operating              September 1994
Officer of the Company. From April 1985 to June 1993, Mr. Post
served as Vice President of the Company. In June 1993 he was elected
Senior Vice President. Mr. Post was elected Chief Operating Officer and member of the Board of the Company in September 1994. Mr. Post is
also a director of Nuclear Electric Insurance Limited (NEIL).

DONALD M. RILEY, 51, is President and General Manager of Gilpin's                   June 1987
Construction Company, Inc. (general contractor), Yuma, Arizona.

HENRY B. SARGENT, 60, has, for over five years, served as Executive              January 1976
Vice President and Chief Financial Officer of Pinnacle West. Mr.
Sargent served as a director of the Company from January 1976 until he resigned in July 1986. He was reelected as a director in May 1990. Mr.
Sargent is also a director of Pinnacle West, Magma Copper Company and
Megafoods Stores, Inc.

WILMA W. SCHWADA, 68, is a civic leader and homemaker, Phoenix,                September 1977
Arizona.

VERNE D. SEIDEL, 70, is a real estate broker and managing partner of                June 1987
HMS Properties (property management), Flagstaff, Arizona.(1)

RICHARD SNELL, 64, was elected, as of February 1990, Chairman of the                July 1975
Board of the Company and Chairman of the Board, President, and Chief
Executive Officer of Pinnacle West. Mr. Snell was Chairman of the
Board of Aztar Corporation from 1989 to February 1992. He remains a director of Aztar Corporation and is also a director of Bank One
Arizona Corporation and Bank One, Arizona, N.A.

                                                                               DATE FIRST
          NAME, AGE, BUSINESS EXPERIENCE, AND DIRECTORSHIPS                 BECAME A DIRECTOR
- ---------------------------------------------------------------------------------------------
DIANNE C. WALKER, 38, is an independent consultant on electric utility              June 1994
mergers and acquisitions and asset purchase transactions. Ms. Walker served as an electric energy consultant for Bear Stearns from January
1990 to December 1994. Ms. Walker is a director of Satellite
Technology Management, Comdial Corporation, Microtest, Inc. and
Catalina Marketing Corporation.

BEN F. WILLIAMS, JR., 65, practices law as a sole practitioner with             December 1970
offices in Douglas and Tucson, Arizona. Mr. Williams was a partner in the law firm of Lesher and Williams, Tucson, Arizona, from January
1992 to June 1994. Prior to 1992, Mr. Williams practiced law as a sole practitioner in Douglas, Arizona.

THOMAS G. WOODS, JR., 68, is retired. He served as a consultant to the          November 1977
Company between 1985 and 1992. He retired in February 1985 as
Executive Vice President of the Company.

- ----------
(1) With respect to Messrs. Carr and Seidel, the Board of Directors temporarily suspended until after the 1995 Annual Meeting of Shareholders the requirement in the Company's Bylaws that a nominee's 70th birthday may not have occurred before the date of election.

                               VOTING SECURITIES

     Each of the 76,889,146 shares of the Company's capital stock (71,264,947 shares of common and 5,624,199 shares of preferred) outstanding at the close of business on March 24, 1995 (the "Record Date") entitles the holder to notice of, and to vote at, the meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy. A majority of the outstanding shares entitled to vote and to be represented in person or by proxy at the meeting shall constitute a quorum for the conduct of business.

     In voting for directors, the votes to which each shareholder is otherwise entitled will be multiplied by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee or distribute them among two or more nominees. There are no conditions precedent to the exercise of cumulative voting rights, nor is any discretionary authority to cumulate being solicited hereby. For the election of directors, the individuals receiving the highest number of votes will be elected. Proxies returned indicating the shareholder's wish to abstain from voting are considered to be shares present and entitled to vote, and such shares will be used in determining the percentage of shares that voted. Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     All of the outstanding shares of the common stock of the Company are owned by Pinnacle West. Pursuant to a Pledge Agreement, dated as of January 31, 1990 between Pinnacle West and Citibank, N.A., as Collateral Agent (the "Pledge Agreement"), and as part of a restructuring of substantially all of its outstanding indebtedness, Pinnacle West granted certain of its lenders a security interest in all of the Company's outstanding common stock. Until the Collateral Agent and Pinnacle West receive notice of the occurrence and continuation of an Event of Default (as defined in the Pledge Agreement), Pinnacle West is entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the common stock. As to matters other than the election of directors, Pinnacle West agreed not to exercise or refrain from exercising any such right if, in the Collateral Agent's judgment, such action would have a material adverse effect on the value of the common stock. The pledgees under the Pledge Agreement do not presently beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) the Company's outstanding common stock.

     No director-nominee is the beneficial owner of any of the outstanding capital stock of the Company except for Mr. Thomas G. Woods, Jr., who beneficially owns, in trust with his wife, 700 shares of the Company's $2.625 Cumulative Preferred Stock, Series C, which is less than 1% of the class.

     The following table shows each person who at the close of business on December 31, 1994 was known by the Company to beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) more than 5% of any class of the capital stock of the Company:

 TITLE                                           AMOUNT AND NATURE     PERCENT
  OF              NAME AND ADDRESS OF              OF BENEFICIAL          OF
 CLASS              BENEFICIAL OWNER                 OWNERSHIP          CLASS
- -------    ----------------------------------    -----------------     --------
Common     Pinnacle West Capital Corporation       71,264,947           100.00%
           400 East Van Buren, Suite 800            (Direct)
           Phoenix, AZ 85004

              OWNERSHIP OF PINNACLE WEST SECURITIES BY MANAGEMENT

     The following table sets forth as of March 24, 1995 the number of shares of common stock of Pinnacle West beneficially owned by each director-nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. Shares which may be acquired within 60 days by the exercise of stock options are shown separately. Unless otherwise indicated, the owners listed have sole voting and investment power.

                                                                        SHARES UNDER
                                                         SHARES           OPTIONS         TOTAL SHARES
                                                      BENEFICIALLY      EXERCISABLE       BENEFICIALLY
                    NAME OR GROUP                       OWNED(1)       WITHIN 60 DAYS        OWNED
- ----------------------------------------------------- ------------     --------------     ------------
Kenneth M. Carr......................................         10               -0-                  10
O. Mark DeMichele....................................     92,449            96,506             188,955
Martha O. Hesse......................................      1,700            14,000              15,700
Marianne Moody Jennings..............................        110               -0-                 110

                                                                        SHARES UNDER
                                                         SHARES           OPTIONS         TOTAL SHARES
                                                      BENEFICIALLY      EXERCISABLE       BENEFICIALLY
                    NAME OR GROUP                       OWNED(1)       WITHIN 60 DAYS        OWNED
- ----------------------------------------------------- ------------     --------------     ------------
Robert G. Matlock....................................        500               -0-                 500
Jaron B. Norberg.....................................     35,673            42,901              78,574
John R. Norton III...................................     16,000            17,500              33,500
William J. Post......................................     21,469            21,819              43,288
Shirley A. Richard...................................     30,609            27,744              58,353
Donald M. Riley......................................      2,500               -0-               2,500
Henry B. Sargent.....................................     52,077            81,793             133,870
Wilma W. Schwada.....................................      1,227               -0-               1,227
Verne D. Seidel......................................      1,307               -0-               1,307
Richard Snell........................................     44,911           337,499             382,410
William L. Stewart...................................     13,800            16,666              30,466
Dianne C. Walker.....................................        100               -0-                 100
Ben F. Williams, Jr..................................      2,100               -0-               2,100
Thomas G. Woods, Jr..................................      2,400               -0-               2,400
All Directors and Executive Officers as a Group
  (28 persons).......................................    429,560           759,009           1,188,569(2)

- ----------
(1) Includes shares subject to restrictions under Pinnacle West stock incentive plans and vested shares in the Company's employee savings plan. Also includes in the cases of: Mr. DeMichele, 43,005 shares held in a trust in which investment and voting power is shared; Mr. Norton, 500 shares held by his wife, 500 shares in a profit-sharing plan, and 2,500 shares held in a trust for Mr. Norton's late mother, for which he serves as trustee; Mr. Sargent, 23,681 shares held in a trust in which investment and voting power is shared; Mr. Woods, 2,400 shares held in a trust in which investment and voting power is shared; and shares as to which investment or voting power is shared with spouses, as follows: Mr. Carr, 10; Ms. Jennings, 110; Mr. Matlock, 500; Mr. Norberg, 22,609; Ms. Richard, 15,027; and Mr. Williams, 2,100.

(2) Includes 121,359 shares in which voting or investment power is shared with others. Such total amount accounted for 1.4% of the total outstanding shares of Pinnacle West; however, no individual owns as much as 1%.

                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met twelve times in 1994. Certain required information is provided below with regard to the Human Resources and the Audit Review Committees of the Board. There are presently two other standing committees of the Board that are important to its overall operations. Each director then in office attended 88% or more of the meetings of the full Board and of the committees on which he or she served.

     The Human Resources Committee is composed of Mr. Norton as Chairman, and Mmes. Hesse, Jennings, Schwada, and Walker and Messrs. Riley and Williams as members. In addition to the responsibilities mentioned in the Report of the Human Resources Committee which is contained in this

Proxy Statement, the Committee also recommends prospective new Board members to the full Board. The Committee may consider shareholder suggestions with respect to new nominees for the Board if the suggestion is sent to the Secretary of the Company at the address on the cover page of this Proxy Statement.

     The Company's Audit Review Committee reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm, approves the general nature of the services to be performed by the firm, and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationships among that group, management of the Company, and its independent accountants. The Committee met five times in 1994. Its chairwoman is Ms. Jennings and its members are Ms. Hesse and Messrs. Riley, Seidel, and Woods.

     In 1994, non-employee directors received an annual retainer of $15,000. With certain exceptions, non-employee directors also received $750 for each board meeting attended and $500 for each committee meeting attended. Effective January 1, 1995, the fees were increased as follows: annual retainer, $18,000; board meeting attendance, $900; and committee meeting attendance, $700.

     Effective January 1, 1995 the Company began providing retirement benefits to certain directors under a retirement plan adopted jointly with Pinnacle West (the "Directors' Retirement Plan"). Under the Directors' Retirement Plan, directors who are not employees of the Company or an affiliate and who are credited with one year of service as a non-employee director of the Company or an affiliate before attaining age 65 will receive a retirement benefit equal to $12,000 per year commencing at age 65 or upon retirement, if later. The retirement benefit will be paid annually for a period equal to the years of service completed by the director prior to attaining age 65 or until the director dies, whichever occurs first.

     During 1994 the Company paid the following amounts in fees and expenses for consulting services relating to the Company's nuclear operations: Kenneth M. Carr -- $17,809; and R. G. Matlock & Associates, Inc. -- $21,816 (Mr. Robert G. Matlock is President and Chief Executive Officer of R. G. Matlock & Associates, Inc.).

                    REPORT OF THE HUMAN RESOURCES COMMITTEE

     The Company's Human Resources Committee (the "Committee") is composed of seven directors none of whom currently is, or has ever been, an officer or employee of the Company or any of its subsidiaries. The responsibilities of the Committee include reviewing annually and recommending to the full Board of Directors the cash compensation paid to the Company's officers, establishing annual goals for such officers, and approving the payment of variable pay incentives when such goals are met. Pursuant to these duties, the Committee obtains information regarding stock incentive plans authorized by Pinnacle West shareholders under which stock options and other stock-based incentives may be awarded to the Company's officers and key employees by the Human Resources Committee of the board of Pinnacle West. Information in this Report regarding the compensation objectives and philosophy of the Pinnacle West Human Resources Committee was taken from that committee's report contained in the proxy statement relating to Pinnacle West's 1995 Annual Meeting of Shareholders.

     The executive compensation policy, as developed and adopted by the Committee, is designed to reward individual performance in critical areas of the Company's operations, including cost management, earnings performance, customer service, safety and environmental concerns. Incentive goals are developed annually to focus on the Company's profitability and its operational results in the short and long-term. The Committee sets the compensation of Company officers in accordance with comparable median industry levels and the achievement of incentive goals.

     Pursuant to a law enacted in 1993, publicly-traded corporations generally will not be permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." Based upon an analysis done for it, the Committee believes that none of the Company's future deductions for currently awarded compensation to its executive officers should be disallowed under this law. However, because the Internal Revenue Service has not yet promulgated final interpretive regulations, the Committee cannot determine its impact with complete certainty. The Committee intends to review this issue periodically.

     Starting in 1992, the Committee retained Hewitt Associates LLC, an international benefits and compensation consulting firm, to report annually on how its officers' compensation compared to the compensation paid to officers performing similar functions at comparable utility companies. The comparable companies consist of 23 electric and gas and electric utilities, all of whom are included in the companies comprising the Edison Electric Institute Index used in the performance graph on page 11. The 1994 report of Hewitt Associates indicated that the base salaries paid to the Company's executive officers averaged 3% below the median compensation paid to their counterparts at comparable companies. The report also indicated that the cash incentive awards at target levels are at the market. Although the report disclosed that Mr. Stewart's compensation is significantly above the median, the Committee feels that his compensation is reasonable given his responsibility for operating the largest nuclear power plant in the United States, a position unique within the nuclear power industry.

COMPONENTS OF COMPENSATION

BASE SALARY

     The Committee reviews each executive officer's base salary annually. To determine an appropriate salary level, consideration is given to individual performance, level of responsibility, prior experience and expertise, and base pay of officers performing similar functions at comparable utility companies. The 1994 report from Hewitt Associates indicates that the base salary for Mr. DeMichele was 14% below the median base salary of chief executive officers of comparable utility companies. Except for two officers whose salaries were in the lower range of their respective pay grades, and Mr. Post's salary which was increased at the time of his promotion to Chief Operating Officer, salary increases in 1994 for the Company's officers were not more than 2% of their 1993 salaries. The small percentage increase is in keeping with the Company's policy of having a significant portion of compensation achieved through incentives, such as bonuses, tied to Company performance and the attainment of goals established by the Committee.

CASH INCENTIVES

     Under the Company's variable pay plan for officers, the total compensation of the Chief Executive Officer as well as the other executive officers is significantly impacted by their degree of accomplishment in meeting certain critical success indicators established by the Committee at the beginning of each year. The amount of incentive compensation paid, if any, depends on the degree of success in meeting these goals. However, the plan does not allow any cash incentive payments to be paid unless the Company experiences lower than budgeted capital and operations and maintenance expenditures, and threshold earnings and efficiency ratios are met. The other indicators established by the Committee related to customer satisfaction. Under the plan, the incentive payment for 1994 could reach 60% of Mr. DeMichele's year end base salary and 52% (54% in the case of Mr. Post as a result of his promotion to Chief Operating Officer) of the year end base salary for the other officers named in the Summary Compensation Table. 100% of Mr. DeMichele's cash incentive payment and 40% of the other officers' cash incentive payments are based on overall corporate performance. The remaining 60% of the cash incentive payments for the officers (other than Mr. DeMichele) is based on the achievement of key result area targets on each officer's Performance Enhancement Plan. These incentive award opportunities at target performance levels are at the median of comparable utility companies, both for the Chief Executive Officer and the other Company officers as a group.

     The 1994 cash incentive payments resulted from Company performance exceeding all of the overall corporate goals and a majority of the department key result area targets.

LONG-TERM INCENTIVES

     The Human Resources Committee of the board of Pinnacle West, the Company's parent, believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Pinnacle West Committee began in the Fall of 1990 to make systematic grants of restricted stock and stock options to officers and key management employees of Pinnacle West and its subsidiaries, including the Company, in order that key management employees could participate in those rewards (if earned) through stock ownership.

     The primary objective of Pinnacle West's stock incentive program is to encourage stock ownership on a continuing basis. Restricted stock awards do not vest unless participants meet predetermined share ownership guidelines, determined at the time of grant, that expose them to financial risks similar to other shareholders.

     The size of awards made by the Human Resources Committee of the board of Pinnacle West to the Company's participants in the program is determined by making assumptions as to how, generally, the stock should perform if Pinnacle West and its subsidiaries achieve their longer term goals. The Pinnacle West Committee then determines the size of each grant with the goal of bringing the recipient's total compensation to a level approximately equal to or slightly ahead of the competitive level, provided the stock performs as assumed. In the case of Mr. DeMichele, the 1994 restricted stock award was larger in partial recognition of the reduction of his personal earnings capacity that will result from his announced retirement, which will occur some two years before his normal retirement date. See the Summary Compensation Table (page 12) and Pinnacle West Stock Option Grants in 1994 chart (page 13) for information regarding stock-based incentive awards granted to the Company's executive officers during 1994.

     This Committee concurs with the position taken by the board of Pinnacle West, and its program regarding grants of restricted stock and stock options to officers and key employees of the Company.

HUMAN RESOURCES COMMITTEE:

John R. Norton III, Chairman
Martha O. Hesse
Marianne Moody Jennings
Donald M. Riley
Wilma W. Schwada
Dianne C. Walker
Ben F. Williams, Jr.

                               PERFORMANCE GRAPH

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1989 in Pinnacle West stock and in the market represented by each of two indices (the Dow Jones Equity Market Index and the Edison Electric Institute Index of 100 Investor-Owned Electrics), and that any dividends were reinvested. The common stock of Pinnacle West is used to measure the performance of the Company because the Company is the principal subsidiary of Pinnacle West and its operations account for substantially all of Pinnacle West's operating revenues.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                                                     EDISON-
                                                    DOW JONES        ELECTRIC
      MEASUREMENT PERIOD                             EQUITY         INSTITUTE
   (CALENDAR YEAR COVERED)        PINNACLE WEST   MARKET INDEX        INDEX
1989                                    100.00           100.00         100.00
1990                                     89.89            96.07         101.37
1991                                    156.18           127.24         130.64
1992                                    183.15           138.19         140.59
1993                                    202.92           151.93         156.22
1994                                    185.62           153.10         138.14

                             EXECUTIVE COMPENSATION

     The following tables on compensation and stock options relate to the five most highly compensated executive officers of the Company, including the chief executive officer. Information given with respect to stock options and restricted stock relate to shares of the common stock of Pinnacle West.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                   -------------------------
                                                                                  SECURITIES        ALL
                                          ANNUAL COMPENSATION      RESTRICTED     UNDERLYING       OTHER
                                         ---------------------       STOCK         OPTIONS        COMPEN-
NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS(1)     AWARDS(2)       GRANTED       SATION(3)
- ----------------------------    -----    --------     --------     ----------     ----------     ---------
O. Mark DeMichele               1994     $402,008     $242,690      $ 380,000       25,000        $ 6,493
President, Chief Executive      1993      394,642      136,994        110,625       25,000          7,737
Officer & Director              1992      384,816       86,678         97,813       25,000         28,224
Jaron B. Norberg                1994      254,400      129,717         60,800       16,000          5,421
Executive Vice President,       1993      248,614       70,014         57,525       13,000          6,086
Chief Financial Officer &       1992      227,556       51,377         50,863       13,000         28,457
Director
William J. Post                 1994      195,522      145,672         64,600       17,000          5,407
Senior Vice President, Chief    1993      160,142       44,831         33,188        7,500          6,869
Operating Officer & Director    1992      155,792       45,362         29,344        7,500          2,685
Shirley A. Richard              1994      192,144       92,526         45,600       12,000          4,121
Executive Vice President,       1993      188,508       51,805         54,844       12,500          4,952
Customer Service, Marketing     1992      184,243       41,423         29,344        7,500          2,693
& Corporate Relations
William L. Stewart              1994      307,869      152,400        237,200       69,000             66
Executive Vice President,       1993          -0-          -0-            -0-          -0-            -0-
Nuclear                         1992          -0-          -0-            -0-          -0-            -0-

- ----------
(1) Bonuses are based on a percentage of the recipient's base salary at year end. See Report of the Human Resources Committee above.

(2) The value of the restricted stock is based on the closing market price of Pinnacle West common stock on the date the restricted shares were granted. The restrictions lapse on most restricted stock awards made in 1994 upon (i) the passage of three years from date of grant or upon retirement after the age of 60, and (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Pinnacle West Human Resources Committee at the time of grant. Dividends that are payable in cash or stock will be withheld until the restrictions lapse. Mr. DeMichele, who is 61 years old, has announced his intention to retire from the Company in February, 1997. Upon Mr. DeMichele's retirement, the time restrictions on his 1994 restricted stock award (20,000 shares) will lapse. Additionally, Mr. DeMichele's 1994 grant does not contain an unrestricted stock matching requirement.

    The aggregate number of restricted shares held and their value (in brackets) as of December 31, 1994 are as follows: Mr. DeMichele -- 30,000 [$588,750]; Mr. Norberg -- 8,400 [$164,850]; Mr. Post -- 6,400 [$125,600]; Ms.
    Richard -- 6,400 [$125,600]; and Mr. Stewart -- 13,800 [$270,825].

(3) This column includes (i) the above market portion of interest accrued in 1994 on funds deferred under a deferred compensation plan in the following amounts: Mr. DeMichele -- $1,676; Mr. Norberg --

    $732; Mr. Post -- $1,101; Ms. Richard -- $1,270; and Mr. Stewart -- $66;
    (ii) Company contributions made during 1994 under the Company's Employee Savings Plan in the following amounts: Mr. DeMichele -- $4,620; Mr.
    Norberg -- $4,500; Mr. Post -- $4,253; Ms. Richard -- $2,821; and Mr.
    Stewart -- $0; and (iii) premiums paid by the Company for group term life insurance in the following amounts: Mr. DeMichele -- $197; Mr.
    Norberg -- $189; Mr. Post -- $53; Ms. Richard -- $30; and Mr. Stewart -- $0.

                   PINNACLE WEST STOCK OPTION GRANTS IN 1994

                            NUMBER OF       PERCENT
                            SECURITIES      OF TOTAL
                            UNDERLYING      OPTIONS                                   GRANT DATE
                             OPTIONS       GRANTED TO     EXERCISE     EXPIRATION      PRESENT
               NAME          GRANTED       EMPLOYEES      PRICE(1)        DATE         VALUE(2)
        ------------------  ----------     ----------     --------     ----------     ----------
        Mr. DeMichele         25,000           5.40%       $19.00       Nov. 2004      $ 95,000
        Mr. Norberg           16,000           3.45%        19.00       Nov. 2004        60,800
        Mr. Post              17,000           3.67%        19.00       Nov. 2004        64,600
        Ms. Richard           12,000           2.59%        19.00       Nov. 2004        45,600
        Mr. Stewart           50,000          10.81%        16.50        May 2004       164,000
        Mr. Stewart           19,000           4.10%        19.00       Nov. 2004        72,200

- ----------
(1) Options vest annually in installments of 33% per year beginning on the first anniversary of the date of grant. All options not already exercisable will become exercisable if an individual retires on or after the age of 60. No SARs have been granted.

(2) The Black-Scholes option pricing model was used in determining the present value of the options granted. The assumptions utilized in the Black-Scholes equation model to determine the present value are as follows: 21.5% for expected volatility; 7.74% (7.68% for Mr. DeMichele) for risk-free rate of return; 4.5% for dividend yield and 5 years for the time of exercise (3 years for Mr. DeMichele).

           STOCK OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

                                                           NUMBER OF
                                                           SECURITIES          VALUE OF
                                                           UNDERLYING         UNEXERCISED
                                                          UNEXERCISED        IN-THE-MONEY
                           SHARES                          OPTIONS AT         OPTIONS AT
                          ACQUIRED                          12/31/94           12/31/94
                         ON EXERCISE        VALUE         EXERCISABLE/       EXERCISABLE/
            NAME          OF OPTION      REALIZED(1)     UNEXERCISABLE     UNEXERCISABLE(2)
        -------------    -----------     -----------     --------------    -----------------
        Mr. DeMichele         -0-          $   -0-        89,722/50,001    $120,229/$ 16,145
        Mr. Norberg           -0-              -0-        38,874/29,001      50,916/  10,270
        Mr. Post              -0-              -0-        20,387/24,500      29,375/  10,781
        Ms. Richard         9,391           80,997        29,979/22,834      97,287/   7,656
        Mr. Stewart           -0-              -0-           -0-/69,000         -0-/ 168,125

- ----------
(1) Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2) Only includes options whose per share exercise price is less than the market value of a share of Pinnacle West common stock on December 31, 1994 ($19.625 per share). Value of the outstanding options is the value of Pinnacle West common stock at year end minus the exercise price.

                     EXECUTIVE BENEFIT PLANS AND AGREEMENTS

     EMPLOYEES' RETIREMENT PLAN AND SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN. The following table illustrates the annual benefits that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to officers of the Company who retire at the indicated compensation and longevity levels and who elect to receive such benefits (which are calculated on a straight-life annuity basis) over their remaining lives.

                                 YEARS OF SERVICE WITH APS
AVERAGE ANNUAL      ----------------------------------------------------
COMPENSATION(1)      5(2)            10             20           25(3)
- ---------------     ----------------------------------------------------
   $ 150,000        $22,500       $ 45,000       $ 75,000       $ 90,000
     200,000         30,000         60,000        100,000        120,000
     250,000         37,500         75,000        125,000        150,000
     300,000         45,000         90,000        150,000        180,000
     350,000         52,500        105,000        175,000        210,000
     400,000         60,000        120,000        200,000        240,000
     450,000         67,500        135,000        225,000        270,000
     500,000         75,000        150,000        250,000        300,000
     550,000         82,500        165,000        275,000        330,000
     600,000         90,000        180,000        300,000        360,000
     650,000         97,500        195,000        325,000        390,000

- ----------
(1) Compensation consists of base salaries, including any amounts voluntarily deferred under The Savings Plan for Employees of Arizona Public Service Company. The Employees' Retirement Plan does not include amounts voluntarily deferred under deferred compensation plans, directors' fees, bonuses or incentive pay. The Supplemental Excess Benefit Retirement Plan does include amounts deferred under deferred compensation plans, bonuses and incentive pay, subject to certain exceptions. For purposes of the Employees' Retirement Plan, compensation in excess of $150,000 (as adjusted annually) is disregarded.

(2) Although years of service begin accumulating on the date of employment, there is no vesting of interests under the plan until completion of five years of service.

(3) The maximum number of years taken into account for purposes of calculating benefits under the Supplemental Excess Benefit Retirement Plan. The maximum number of years taken into account for purposes of calculating benefits under the Employees' Retirement Plan is 33 1/3; however, the benefit under the Supplemental Excess Benefit Retirement Plan is higher than the maximum benefit under the Employees' Retirement Plan.

     For officers, a Supplemental Excess Benefit Retirement Plan, as amended effective January 1, 1994, provides for enhanced benefit calculations and for the payment, to those eligible, of annual benefits in excess of the maximum allowable under the basic plan, from the general assets of the Company. The number of credited years of service for each of the individuals named in the Summary Compensation Table and their 1994 remuneration covered by the Company's plans are as follows: Mr. DeMichele -- 17 years (see description of Mr. DeMichele's employment agreement below), $538,859; Mr. Norberg -- 13 years, $324,271; Mr. Post -- 22 years, $240,353; Ms. Richard -- 11 years,
$243,950; and Mr. Stewart -- 1 year (see description of Mr. Stewart's employment agreement below), $300,000. The amounts shown in the table are not expected to be subject to any reduction or offset for social security benefits or other significant amounts.

     In April 1978, Mr. DeMichele and the Company entered into an agreement under which the Company, in calculating Mr. DeMichele's pension benefits, agreed to allow Mr. DeMichele credit for 17 years of prior employment with another Company.

     In January 1994, the Company entered into an agreement with Mr. Stewart under which he would receive at age 60 a pension benefit based on an age 60 pension benefit from his previous employer. The benefits to be received under this agreement will be based on age and other factors existing at the time of retirement and therefore cannot be presently determined.

     EXECUTIVE SEVERANCE ARRANGEMENTS. The Company has entered into severance agreements with Ms. Richard and Messrs. DeMichele, Norberg, Post, and Stewart. The agreements are intended to provide stability of key management for the Company. Under the agreements, each officer will receive a payment and other severance benefits having an aggregate value of not more than 2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of the "change in control") if, during the two-year period following a "change in control" of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change in control" includes any change in control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation unless the Company's shareholders have the same proportionate interest in the surviving corporation, or a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death, or "for cause," as defined in the agreements. An officer will not be deemed to have voluntarily terminated his or her employment if the officer's termination is due to a material adverse change in his or her duties, status, or perquisites, failure to re-elect or redesignate the officer to a position held prior to the "change in control," a significant relocation of the officer's job without his or her consent, or a material breach by the Company of the officer's severance agreement. Each of the executive severance agreements terminates on December 31 of each year, upon six months' advance notice by the Company to the officer; if such notice is not given, the agreement will continue for successive one-year periods until the notice is given.

     SUPPLEMENTAL EXECUTIVE BENEFIT PLAN. In 1992, the Company, together with Pinnacle West, established the Supplemental Executive Benefit Plan ("SEBP") to provide benefits to certain directors and key employees in the event of a "change in control." The administration of the SEBP, including the selection of participants, is performed by a committee appointed by the Board of Directors of Pinnacle West (the "SEBP Committee"). The Company and Pinnacle West have established an irrevocable trust to hold assets for purposes of funding the plan (the "SEBP Trust"). The SEBP provides two benefits -- a change in control benefit for participants and an employer's benefit. The change in control benefit to be determined by the SEBP Committee annually will be paid in a lump sum to a participant in January of the year following the date of a change in control, provided that the participant meets certain conditions of employment. No change in control benefit will be payable to a participant who voluntarily terminated employment prior to the January distribution date. Under certain conditions, a distribution will be made to a participant prior to the scheduled distribution date.

     The employer benefit is the amount in the SEBP Trust that is not needed to pay a participant's SEBP benefit. It will be paid in a lump sum to the Company when one of the participants terminates employment for whatever reason under circumstances which prevent him or her from qualifying for a change in control benefit or when there is an asset balance remaining in the SEBP Trust after payment of the benefit and such assets are not necessary to fund any other participant's SEBP benefits. "Change in control" as defined in the SEBP is substantially the same as the executive severance arrangements described above, except that the SEBP refers to Pinnacle West and not to the Company. In addition, a sale of more than 80% of the Company's stock, a sale of substantially all of its assets to an unaffiliated party, and situations involving bankruptcy, the appointment of a trustee, receiver or liquidator, or an assignment for the benefit of creditors by Pinnacle West, also constitutes a change in control.

                            INDEPENDENT ACCOUNTANTS

     It is contemplated that the Company's financial statements as of December 31, 1995, and for the year then ending, will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                     SHAREHOLDER PROPOSALS FOR NEXT MEETING

     A shareholder who intends to submit a proposal for inclusion in the proxy statement relating to next year's annual meeting of shareholders must submit such proposal so that it is received by the Company at its principal executive offices on or before December 18, 1995. The Company recommends that proponents submit their proposals by certified mail -- return receipt requested.

                         ARIZONA PUBLIC SERVICE COMPANY
                  P.O. Box 53999  Phoenix, Arizona 85072-3999
                       ANNUAL MEETING DATE: MAY 16, 1995

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS
P

      O. MARK DEMICHELE and NANCY C. LOFTIN, and each of them, are hereby appointed proxies, with full power of substitution, to vote all shares of stock which I am (we are) entitled to vote at the 1995 annual meeting of shareholders, and at any adjournment thereof:
R

       1. ELECTION OF DIRECTORS       / / FOR ALL NOMINEES LISTED BELOW               / / WITHHOLD AUTHORITY
                                      (except as marked to the contrary below)        to vote for all nominees listed below

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                     LINE THROUGH THE NOMINEE'S NAME BELOW.
O

 Mr. or Ms.: Carr, DeMichele, Hesse, Jennings, Matlock, Norberg, Norton, Post,
        Riley, Sargent, Schwada, Seidel, Snell, Walker, Williams, Woods

     2. In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.
X
        Any proxy previously given is hereby revoked.

     THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IN THE ABSENCE OF SPECIFICATION, IT WILL BE VOTED FOR THE
Y    ELECTION OF ALL NAMED DIRECTORS.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

  141-00VZ Rev. 3/95               PLEASE DATE, SIGN AND RETURN THIS PROXY
PROMPTLY

 DATED ______________  1995 SIGNATURE
                                                               ----------------------------------------------------
 Please sign as name(s) appear below. Joint                    ----------------------------------------------------
  owners should both sign. Fiduciaries,
  attorneys, corporate officers, etc., should
  state their capacities.

C
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F
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

            ----------------------------------------------------
                          BUSINESS   REPLY   MAIL
             FIRST CLASS MAIL PERMIT NO. 881 PHOENIX, ARIZONA
            ----------------------------------------------------
                     POSTAGE WILL BE PAID BY ADDRESSEE

                 ARIZONA PUBLIC SERVICE COMPANY
                 PO BOX 53999
                 PHOENIX, AZ 85072-9540

Dear Shareholder:

     The 1995 Arizona Public Service Company Annual Meeting of Shareholders which will be held May 16, 1995, will be held separately from the Annual Meeting of Shareholders of the holding company.

     So that we can make the appropriate accommodations for you at the APS Annual Meeting, we would appreciate it if you would complete and return this card no later than May 2, 1995, if you plan to attend. Return postage will be paid for your convenience.

     Thank you for your assistance.
                                        Nancy C. Loftin, Secretary
                                        Arizona Public Service Company

/ / I PLAN TO ATTEND THE APS ANNUAL MEETING. A TOTAL OF ___________ WILL ATTEND.

- -------------------------------------------
Shareholder Name (Please Print)

    The Annual Meeting of Pinnacle West Capital Corporation will be held May 17, 1995. Shareholders of Pinnacle West will receive appropriate notice of this meeting separately.

X141-60BR Rev. 3-95